SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 4)

GS FINANCIAL CORP.
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(Name of Issuer)

Common Stock, Par Value $.01 Per Share
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(Title of Class of Securities)

362274 10 2
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(CUSIP Number)

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1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GS Financial Corp. Employee Stock Ownership Plan
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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
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3.	SEC USE ONLY
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4.	CITIZENSHIP OR PLACE OF ORGANIZATION Louisiana
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5.	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER 164,583
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6.	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER 106,347
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7.	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER 164,583
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8.	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER 106,347
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9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 270,930
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10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES	CERTAIN [ ]
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11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.76%
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12.	TYPE OF REPORTING PERSON EP

Item 1(a).	Name of Issuer: GS Financial Corp.

Item 1(b).